Exhibit 99.1

FOR IMMEDIATE RELEASE

July 13, 2010

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

303-713-5000

Cloud Peak Energy Announces Second Quarter Production Results

Gillette, WY, July 13, 2010 — Cloud Peak Energy Inc. (NYSE:CLD) announced that it has submitted its second quarter 2010 coal production to Rio Tinto plc on behalf of Cloud Peak Energy Resources LLC.  This information was provided to Rio Tinto pursuant to the Master Separation Agreement entered into in connection with the November 2009 initial public offering of Cloud Peak Energy Inc. and related separation and transition transactions. Cloud Peak Energy Inc. owns a 51.7% controlling interest in Cloud Peak Energy Resources LLC. Rio Tinto owns the remaining interest in Cloud Peak Energy Resources LLC.

The following table provides Cloud Peak Energy’s coal production for the second quarter 2010 and certain historical periods:

Production (’000 short tons)

Mine	Cloud Peak Energy Interest	1Q 2009	2Q 2009	3Q 2009	4Q 2009	1Q 2010	2Q 2010	1st Half 2009	1st Half 2010
Antelope	100%	8,021	8,597	8,882	8,523	8,468	8,923	16,618	17,391
Cordero Rojo	100%	9,807	8,364	10,567	10,600	8,919	10,024	18,172	18,943
Spring Creek	100%	4,315	4,841	4,685	3,834	4,050	4,935	9,156	8,985
Decker	50%	591	557	649	496	236	410	1,149	647
Total		22,734	22,359	24,783	23,453	21,673	24,292	45,095	45,966

* Production for Decker represents only the 50% interest held by Cloud Peak Energy Resources LLC

About Cloud Peak Energy™

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is the third largest U.S. coal producer and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, sub-bituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope mine and Cordero Rojo mine are located in Wyoming and the Spring Creek mine is located near Decker, Montana. With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

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505 South Gillette Avenue • PO Box 3009 • Gillette, WY  82717-3009

Phone:  (307) 687-6000 • Fax:  (307) 687-6015